Filed Pursuant to Rule 424(b)(3)

Registration No. 333-165842

MIDWAY GOLD CORP.

$25,000,000 Common Shares Warrants Units

Midway Gold Corp. may offer and sell, from time to time, up to $25,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), or any combination thereof (which we refer to as “Units”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”). The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants.  Collectively, the Common Shares, Warrants, Common Shares issuable upon exercise of the Warrants, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer.  Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE Amex and on the TSX Venture Exchange under the symbol “MDW”. On May 6, 2010, the last reported sale price of the Common Shares on the NYSE Amex was $0.63 per Common Share and on the TSX Venture Exchange was Cdn$0.70 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.  See “Risk Factors”.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on March 31, 2010 was approximately $37.19 million. We have not issued any securities pursuant to Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in the Securities involves risks.  See “Risk Factors” on page 6.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS May 6, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS	6
DOCUMENTS INCORPORATED BY REFERENCE	15
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18
USE OF PROCEEDS	18
DESCRIPTION OF COMMON SHARES	18
DESCRIPTION OF WARRANTS	18
DESCRIPTION OF UNITS	20
PLAN OF DISTRIBUTION	21
INTEREST OF EXPERTS	22
TRANSFER AGENT AND REGISTRAR	22
LEGAL MATTERS	23
WHERE YOU CAN FIND MORE INFORMATION	23

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $25,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway” and the “Company” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Midway Gold Corp. was incorporated under the Company Act (British Columbia) on May 14, 1996, under the name Neary Resources Corporation. On October 8, 1999, Midway changed its name to Red Emerald Resource Corp. On July 10, 2002, it changed its name to Midway Gold Corp.  Midway became a reporting issuer in the Province of British Columbia upon the issuance of a receipt for a prospectus on May 16, 1997.  Our common shares were listed on the Vancouver Stock Exchange (a predecessor of the TSX Venture Exchange) on May 29, 1997. On July 1, 2001, Midway became a reporting issuer in the Province of Alberta pursuant to Alberta BOR#51-501.  Our common shares are currently listed on the NYSE Amex and Tier 1 of the TSX.V under the symbol “MDW.”

We are an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. It is our objective to identify mineral prospects of merit, conduct preliminary exploration work, and if results are positive, conduct advanced exploration and, if warranted, development work. Our mineral properties are located in Nevada and Washington. The Midway, Spring Valley, Pan and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Roberts Creek, Gold Rock and Burnt Canyon projects are earlier stage gold and silver exploration projects. The corporate organization chart for Midway as of the date of this Prospectus is as follows:

Our registered and corporate office in Canada is located at Unit 1 - 15782 Marine Drive, White Rock, B.C. V4B 1E6, and our corporate office phone number is 604-536-2711. Our operations office in the United States is located at 600 Lola Street, Suite 10, Helena, Montana 59601.  We maintain a website at www.midwaygold.com. Information contained on our website is not part of this Prospectus.

Business of the Company

We are focused on exploring and developing high-grade, quality precious metal resources in stable mining areas. Our principal properties are the Spring Valley, Midway and Pan gold and silver mineral properties located in Nevada and the Golden Eagle gold mineral property located in the Washington. Midway holds certain other mineral exploration properties located in Nevada.

Spring Valley Property, Pershing County, Nevada

The Spring Valley project is located 20 miles northeast of Lovelock, Nevada. Spring Valley is a diatreme/porphyry hosted gold system covered by gravel. Gold has been intercepted continuously from a depth of 50 to 1400 feet, suggesting a large mineral system.

The Spring Valley project is under an exploration and option to joint venture agreement with Barrick Gold Corporation (“Barrick”).  Barrick is funding 100% of the costs to earn an interest in this project.  On March 2, 2009, we announced an updated Inferred Resource estimate as at December 31, 2008 of 87,750,000 tons at a grade of 0.021 ounces per ton (which we refer to as "opt") containing 1,835,000 ounces of gold using a cut off grade of 0.006 opt gold using a Cdn$715 Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Reserve and Recourse Estimates” below.

Midway Property, Nye County, Nevada

The Midway property is located in Nye County, Nevada, approximately 24 kilometers northeast of the town of Tonopah, 335 kilometers northwest of Las Vegas and 380 kilometers southeast of Reno. It is a high-grade epithermal quartz-gold vein system, on the Round Mountain – Goldfield gold trend. The claims maintained that were formally called the Thunder Mountain project are now consolidated within the Midway project.

An underground decline is being permitted to bulk sample and test a group of high grade veins. Bulk sampling and metallurgical testing will help determine the true grade of the veins, provide a large sample for metallurgical testing and a drill platform to delineate potentially minable material, and move the project toward production.

We had hoped to be permitted for the bulk sample in late 2009 or early 2010; however, due to funding constraints and water use issues affecting permitting, the permits will likely not be obtained until 2011 at the earliest.

Pan Gold Project, White Pine County, Nevada

The Pan Gold property is located at the northern end of the Pancake mountain range in western White Pine County, Nevada, approximately 22 miles southeast of Eureka, Nevada, and 50 miles west of Ely, Nevada.

The Pan project is a sediment-hosted gold deposit located along the prolific Battle Mountain/Eureka gold trend. Gold occurs in shallow oxide deposits, along a two-mile strike length of a faulted anticline.

On November 5, 2009, we announced an updated resource estimate for the Pan deposit containing 3.22 million short tons grading 0.019 opt containing 62,100 ounces of gold in the Measured category and 31.43 million short tons grading 0.017 opt containing 546,600 ounces of gold in the Indicated category for a total of 34.65 million short tons grading 0.018 opt containing 608,700 ounces of gold in the Measured plus Indicated categories. There was an additional 1.60 million short tons grading 0.017 opt containing 26,500 ounces of gold in the Inferred category. These were both determined at a 0.006 opt gold cut-off grade and a Cdn$750 per ounce gold price in a Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates” below.

Golden Eagle Project – Ferry County, Washington

In 2008, we purchased a 100% interest in the Golden Eagle property located in Ferry County, Washington from Kinross Gold Corporation (which we refer to as “Kinross”) and Hecla Mining Company.

The Golden Eagle property hosts a large hot springs gold deposit that is partially covered by glacial gravels.  In 1996 a previous operator delineated a potentially open pitable deposit on private ground. Beneath this deposit are several high-grade vein exploration targets. These targets are adjacent to the Republic Knob Hill Mine, which produced high-grade gold, from underground veins, for over 20 years. We will also review options to process sulfide mineralization, hosted in the historic resource in view of newer technologies and the economics afforded by a higher gold price. The ability to explore the deeper targets combined with the possible strategic access to Kinross’ nearby mill is a bonus that could add value to any new oxide ounces discovered on the property.

On June 25, 2009, we announced an Indicated Resource estimate as at May 1, 2009 of 31,400,000 tons at a grade of 0.055 opt containing 1,744,000 ounces of gold.  There is an additional Inferred Resource estimate of 5,100,000 tons at a grade of 0.038 opt containing 192,000 ounces of gold. Both resource estimates made at May 1, 2009 used a cut off grade of 0.02 opt gold and a Cdn$750 Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates” below.

Roberts Gold, Gold Rock, Burnt Canyon Projects

The Roberts Gold is a sediment-hosted gold deposit located on the Battle Mountain/Eureka gold trend.  We developed a new target concept in 2008 using geophysics and surface exploration, concluding that volcanic rocks of the Northern Nevada rift may cover favorable host rocks in a gravel fill area. We are seeking a joint venture partner for this project.

In the center of the Gold Rock property, lies the Easy Junior Mine, which was an operating mine until 1994 when it was shut down due to lower gold prices. This is a sediment hosted gold system in highly prospective host rocks within a 14 square mile land position along the Battle Mountain-Eureka gold trend. A historic database of 794 holes containing 269,446 feet of drilling was acquired in 2008 outlining continuous gold in drill holes along 9,200 feet of length along the anticline that was mined in part by the Easy Junior mine. Surface work, geophysics and historic data have identified a number of exploration targets, on this prospective land package. In 2008, 11 RC drill holes (3,525 feet) were drilled on the Anchor target, south of the Easy Junior Mine. Five holes found strongly anomalous gold in the Pilot formation, a regionally favorable host rock. A review of the historic gold deposit is planned and additional target and data compilation for the property is in progress. The concept of advancing this project in tandem with the Pan Gold deposit is being investigated and if feasible will be combined as the Gold Pan project.

The 2008 surface exploration and geophysics program on the Burnt Canyon project identified targets in this volcanic hosted epithermal system. Disseminated gold identified in rock chip and soil sampling at five different areas have been selected as drill targets. The project lies between high grade veins in the Seven Troughs district and the Wildcat disseminated gold deposit to the north. We may seek a joint venture partner for this project.

The Securities Offered under this Prospectus

The Company may offer the Common Shares, Warrants, or Units with a total value of up to $25,000,000 million from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities we may offer.  Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

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aggregate offering price;

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the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

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voting or other rights, if any; and

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important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time.  We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants.  In this prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.”   We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants.  If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.”  We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered.  We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in the Securities involves a high degree of risk.  Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, our business could be materially harmed.  The risks and uncertainties described below are not the only ones we  face.  Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks related to our Business

There is substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our 2009 consolidated financial statements includes an additional explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The Company’s consolidated financial statements for the year ended December 31, 2009 have been prepared on the basis that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations. The ability of the Company to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet its financial commitments and to complete the development of its properties and/or realizing proceeds from the sale of one or more of the properties. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2009, the Company had cash and cash equivalents of Cdn$1,740,322, working capital of Cdn$1,472,127 and has accumulated losses of Cdn$56,267,603 since inception.

Management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will exceed the amount of cash on hand at December 31, 2009.  Accordingly, the Company does not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet its planned expenditures. The Company intends to conduct equity offerings in 2010 pursuant to this Prospectus, if an when the registration statement of which this Prospectus relates is brought effective.  There is no assurance that the Company will be able to raise sufficient cash to fund its future exploration programs and operational expenditures. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have a history of losses and will require additional financing to fund exploration and, if warranted, development.

In the fiscal year ended December 31, 2009, we had losses of Cdn$2,642,176 and we have had accumulated losses of Cdn$56,267,603 since inception. We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All of our properties are in the exploration stage, and we have no known mineral reserves on our properties. We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. If the Company fails to raise additional funds it will curtail its activities and may risk being unable to maintain its interests in its mineral properties.

Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, and, development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Future financings may cause dilution to our shareholders.

We have no history of producing metals from our mineral properties.

We have no history of producing metals from any of our properties. Our properties are all exploration stage  properties in various stages of exploration. Our Midway, Spring Valley, Pan and Golden Eagle properties are exploratory stage exploration projects with identified gold mineralization, and our Roberts Creek, Burnt Canyon and Gold Rock projects are each early stage exploration projects. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

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completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

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the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

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the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

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the availability and cost of appropriate smelting and/or refining arrangements, if required;

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compliance with environmental and other governmental approval and permit requirements;

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the availability of funds to finance exploration, development and construction activities, as warranted;

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potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

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potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

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environmental hazards;

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power outages;

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metallurgical and other processing problems;

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unusual or unexpected geological formations;

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flooding, fire, explosions, cave-ins, landslides and rock-bursts;

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inability to obtain suitable or adequate machinery, equipment, or labor;

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metals losses; and

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periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

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these estimates will be accurate;

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resource or other mineralization estimates will be accurate; or

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this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

Because we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization estimates, including resource estimates, for our properties may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this report have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this report, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently nonproductive. These risks include  unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

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the identification of potential mineralization based on surficial analysis;

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availability of government-granted exploration permits;

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the quality of our management and our geological and technical expertise; and

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the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Midway property, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

Our exploration and development activities may be delayed due to the designation of a portion of the Midway property as a site of archaeological significance. A cultural inventory of the Midway project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Midway property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should sufficient mineral resources be identified on the Midway property, a complete archaeological inventory and evaluation would be required, including the possibility of curating the site.

Our Midway property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

The Midway property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, Midway's exploration activities have not been restricted due to the proximity of the activities to this basin. As Midway's exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Midway property, Midway completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by Midway's activities could result in Midway incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. Midway has applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. Midway is currently negotiating with the town about any future pumping of water in the basin. Midway is currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If Midway were not able to secure dewatering rights for the Midway project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

▪

expectations with respect to the rate of inflation;

▪

the relative strength of the U.S. dollar and certain other currencies;

▪

interest rates;

▪

global or regional political or economic conditions;

▪

supply and demand for jewelry and industrial products containing metals; and

▪

sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

We cannot predict the effect of these factors on metal prices. Gold prices quoted in US dollars have fluctuated during the last several years. The price of gold (London Fix) has ranged from $810 to $1,212 per ounce during calendar 2009, closing at $1,087 on December 30, 2009; from $712 to $1,011 per ounce during calendar 2008 to close on December 31, 2008 at $870 per ounce and from $608 to $842 per ounce during calendar 2007, to close on

December 31, 2007 at $836. A decrease in the market price of gold and other metals could affect the commercial viability of our properties and our anticipated development of such properties in the future. Lower gold prices could also adversely affect our ability to finance exploration and development of our properties.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss.

Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. Midway may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on Midway's financial position and prospects. Midway is not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) is prohibitively expensive. Midway may have to suspend operations or take cost interim compliance measures if Midway is unable to fully fund the cost of remedying an environmental problem, if it occurs.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, permission to develop a decline beneath a state highway, mine safety and other matters. Companies engaged in property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

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laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

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laws and regulations related to exports, taxes and fees;

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labor standards and regulations related to occupational health and mine safety;

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environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

▪

other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

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control dispersion of potentially deleterious effluents; and

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reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Midway may enter into joint venture and option agreements with other parties, which could decrease our ownership interest and control over such properties.

We may, in the future, be unable to meet our share of costs incurred under option or joint venture agreements to which we are a party and we may have our interest in the properties subject to such agreements reduced or terminated as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, we may be unable to finance the cost required to complete recommended programs. In many joint ventures or option arrangements, we would give up control over decisions to commence work and the timing of such work, if any.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Certain or our officers and directors are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Daniel Wolfus, our Chairman and CEO and Director, also serves as a director for Evolving Gold Corp., Melkior Resources Inc. and EMC Metals Corp.; Alan Branham, our President, COO and Director, also serves as a director for Rocky Mountain Resources Corp.; Doris Meyer, our CFO and Corporate Secretary, also serves as Chief Financial Officer and Corporate Secretary of AuEx Ventures Inc., Crescent Resources Corp., Kalimantan Gold Corporation Limited, Miranda Gold Corp., Regency Gold Corp., Rolling Rock Resources Corporation, Sunridge Gold Corp. and Tournigan Energy Ltd. and in addition is also a director of Kalimantan Gold Corporation Limited, Regency Gold Corp. and Sunridge Gold Corp., George Hawes, our director, also serves as a director for Proginet Corporation and Rocky Mountain Resources Corp. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including Dan Wolfus, our chairman and CEO, Alan Branham, our President and COO, and Doris Meyer, our CFO. The loss of Mr. Wolfus, Mr. Branham or Ms. Meyer could have an adverse effect on Midway. Midway does not have any key person insurance with respect to any of its key employees.

Our results of operations could be affected by currency fluctuations.

We arrange our equity funding and pay most of our administrative costs in Canadian dollars. However our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars.  There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the U.S. General Mining Law, including the requirement of a proper physical discovery of valuable minerals within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the Federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Midway may be a passive foreign investment company for United States federal income tax purposes.

Midway may be a passive foreign investment company, or "PFIC," for United States Federal income tax purposes. If so, Midway will continue to be so until it generates sufficient revenue from its mineral exploration and extraction activities. However, the actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. If Midway is a PFIC, any gain recognized by a U.S. holder of common shares of Midway upon a sale or other disposition of common shares of Midway may be ordinary (rather than capital), and any resulting United States federal income tax may be increased by an interest charge. Rules similar to those applicable to dispositions generally will apply to certain excess distributions in respect of a common share of Midway. A United States person generally may take steps to avoid these unfavourable United States federal income tax consequences.

Recent market events and general economic conditions.

The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions could cause the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability. Specifically:

▪

the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;

▪

the volatility of gold prices may impact our revenues, profits and cash flow;

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volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

▪

the devaluation and volatility of global stock markets impacts the valuation of our equity securities.

These factors could have a material adverse effect on our financial condition and results of operations.

Risks Related to our Securities

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on Midway’s common shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash  dividends on Midway’s common shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Midway’s board of directors and will depend on Midway’s financial condition, results of  operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors will only see a return on their investment if the value of Midway’s securities appreciates.

The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future.

The market price of Midway’s common shares has ranged from a high of $1.04 and a low of $0.41 during the twelve month period ended April 30, 2010, as quoted on the NYSE Amex. We cannot assure you that the market price of our common shares will not significantly fluctuate from its current level. The market price of our common shares may be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many exploration companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has been instituted against such a company. Such litigation, whether with or without merit, could  result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse affect on our business, operating results and financial condition.

If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

We believe the only realistic source of future funds presently available to us is through the sale of equity capital. Any sale of equity capital will result in dilution to existing shareholders. The only other alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

We are a foreign corporation and have officers and director’s resident outside the United States, which could make it difficult for you to effect service of process or enforce a judgment by a U.S. court.

We are incorporated under the laws of the Province of British Columbia, Canada and some of our directors and officers are residents in jurisdictions outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or upon certain of our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at Unit 1 – 15782 Marine Drive, White Rock, British Columbia, Canada V4B 1E6, (telephone: (604) 536-2711).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)

the Annual Report on Form 10-K of the Company, for the year ended December 31, 2009, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the auditors’ report thereon, as filed on March 30, 2010;

(b)

the Company’s Proxy Statement on Schedule 14A, dated March 11, 2010, in connection with the Company’s May 4, 2010 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 31, 2010;

(c)

the description of the Company’s common stock contained in its registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description; and

(d)

all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

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our expected plans of operation to continue as a going concern;

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the establishment and estimates of mineral reserves and resources;

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the grade of mineral reserves and resources;

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anticipated expenditures and costs in our operations;

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planned exploration activities and the anticipated outcome of such exploration activities;

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plans and anticipated timing for obtaining permits and licenses for our properties;

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anticipated closure costs;

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expected future financing and its anticipated outcome;

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anticipated liquidity to meet expected operating costs and capital requirements;

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estimates of environmental liabilities;

▪

our ability to obtain financing to fund our estimated expenditure and capital requirements;

▪

factors expected to impact our results of operations; and

▪

the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our ability to continue as a going concern;

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risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;

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risks related to our lack of historical production from our mineral properties;

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uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;

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uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;

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uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;

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uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;

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risks related to changes in mineral resource estimates affecting the economic viability of our projects;

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risks related to differences in US and Canadian practices for reporting reserves and resources;

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uncertainty and risks related to our exploration activities on our properties not being commercially successful;

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uncertainty and risks related to encountering archeological issues and claims in relation to our properties;

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uncertainty and risks related to fluctuations in gold, silver and other metal prices;

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risks related to our lack of insurance for certain high-risk activities;

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uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;

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risks related to government regulations that could affect our operations and costs;

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risks related to environmental regulations;

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risks related to land reclamation requirements on our properties;

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risks related to increased competition for capital funding in the mining industry;

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risks related to competition in the mining industry;

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risks related to our possible entry into joint venture and option agreements on our properties;

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risks related to our directors and officers having conflicts of interest;

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risks related to our ability to attract qualified management to meet our expected needs in the future;

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uncertainty and risks related to currency fluctuations;

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risks related to our status as a passive foreign investment company;

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risks related to recent market events and general economic conditions; and

▪

risks related to our securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1993, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

The financial information of the Company contained in the documents incorporated by reference in this Prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States (which we refer to as “US GAAP”) which do not differ in any material respects from GAAP in Canada.  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2009	2008	2007	2006	2005
Average for Period	1.14	1.07	1.07	1.13	1.21

	April 2010	March 2010	Feb 2010	Jan 2010	Dec 2009	Nov 2009
High for Period	1.02	1.04	1.06	1.05	1.06	1.07
Low for Period	1.00	1.01	1.05	1.04	1.05	1.06

The noon rate of exchange on May 6, 2010 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$1.0437.

RECENT DEVELOPMENTS

Filing of Canadian Prospectus

On May 4, 2010, we filed a short form base shelf prospectus in the provinces of British Columbia, Alberta and Ontario, which permits us to offer and sell in the provinces the Securities for gross proceeds of US$25,000,000.  The aggregate gross proceeds from the Securities that may be sold in the United States, together with the Securities that we may sell in the provinces of British Columbia, Alberta and Ontario pursuant to this Prospectus, are not expected to exceed US$25,000,000.

Closing of Private Placement

On April 9, 2010, we completed a non-brokered private placement of units comprised of one common share and one common share purchase warrant at a subscription price of $0.60 per unit for gross proceeds of $800,000.  We intend to use the net proceeds of the private placement to fund development and exploration activities on our Nevada and Washington properties and for general corporate purposes.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, we intend to use the net proceeds from the sale of Securities for acquisitions, development and exploration activities on our Nevada and Washington properties, working capital requirements, repayment of indebtedness outstanding from time to time or for other general corporate purposes.  More detailed information regarding the use of proceeds from the sale of securities will be described in the applicable Prospectus Supplement. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 77,688,330 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 4,421,667 Common Shares at prices ranging from Cdn$0.56 to Cdn$3.36. There are warrants outstanding to purchase up to 1,333,333 common shares at Cdn$0.70 if exercised on or before October 9, 2010; Cdn$0.80 if exercised after October 9, 2010 but on or before April 9, 2011; and Cdn$0.90 if exercised after April 9, 2011 but on or before the expiry date of October 9, 2011.  Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Dividend Policy

The Company has not paid any dividends to date on the Common Shares.  The Company intends to retain its earnings, if any, to finance the growth and development of its business.  Accordingly, the Company does not currently expect to pay any dividends on its Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the Company 's board of directors from time to time based upon, among other things, credit facility restrictions, cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the Company 's board of directors may consider relevant.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate.  Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.  This description will include, where applicable:

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the designation and aggregate number of Warrants;

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the price at which the Warrants will be offered;

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the currency or currencies in which the Warrants will be offered;

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the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

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the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

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the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

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the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

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whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

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whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

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whether the Warrants will be listed on any exchange;

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material United States and Canadian federal income tax consequences of owning the Warrants; and

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any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal officers, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (“Unit Agreement”), if any, between us and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

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the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

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provisions of the governing Unit Agreement, if any; and

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any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

INTEREST OF  EXPERTS

As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of the Common shares of the Company. As at the date hereof, the partners and associates of Dorsey & Whitney LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares of the Company. The Corporation's auditors, KPMG LLP, Chartered Accountants, have advised that they are independent of the Company within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Accountants of British Columbia. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Eric Chapman of Snowden Mining Industry Consultants Inc., Thom Seal of Differential Engineering Inc., and Eric LeLacheur and Don Harris, employees of the Company, and this information has been included in reliance on such companies and persons’ expertise.

None of Snowden Mining Industry Consultants Inc., Eric Chapman, Differential Engineering Inc., Thom Seal, Eric LeLacheur and Don Harris, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, and Toronto, Ontario, Canada.

LEGAL MATTERS

Certain legal matters relating to the offering of the Securities will be passed upon on behalf of the Company by Stikeman Elliott LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters. Counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters or agents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

MIDWAY GOLD CORP.

$25,000,000 Common Shares Warrants Units

May 6, 2010